THE INTEGRITY FUNDS

on behalf of the

INTEGRITY TOTAL RETURN INCOME FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on October 1, 2007 between Integrity Money Management, Inc., (the “Adviser”) and The Integrity Funds (the “Trust”) on behalf of the Integrity Total Return Income Fund (the “Fund”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until March 31, 2008, so that Net Annual Operating Expenses of the Fund do not exceed 1.95% for Class A shares; and

2.

The Adviser agrees to waive its management fee and reimburse expenses, other than extraordinary or non-recurring expenses, until March 31, 2008, so that Net Annual Operating Expenses of the Fund do not exceed 2.70% for Class C shares.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of October 1, 2007.

THE INTEGRITY FUNDS

By: /s/Mark R. Anderson
President

INTEGRITY MONEY MANAGEMENT, INC.

By: /s/Mark R. Anderson
President